As filed with the Securities and Exchange Commission on April 21, 2010

Post-Effective Amendment No. 1 to Registration No. 333-156816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-3070657
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1500 Seaport Boulevard

Redwood City, CA 94063

 (Address, including zip code of registrant’s principal executive offices)

Facet Biotech Corporation 2008 Equity Incentive Plan

Facet Biotech Corporation 2008 Employee Stock Purchase Plan

(Full title of the plans)

Faheem Hasnain

Chief Executive Officer
Facet Biotech Corporation
1500 Seaport Boulevard
Redwood City, CA 94063

(Name and address of agent for service)

(650) 454-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On January 20, 2009, Facet Biotech Corporation, a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (No. 333-156816) (the “Registration Statement”), which registered 5,056,054 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), of which 4,456,054 shares of Common Stock were to be offered or sold under the Facet Biotech Corporation 2008 Equity Incentive Plan and 600,000 shares of Common Stock were to be offered or sold under the Facet Biotech Corporation 2008 Employee Stock Purchase Plan (together, the “Plans”).

On April 21, 2010 (the “Effective Date”), pursuant to an Agreement and Plan of Merger, dated as of March 9, 2010 (the “Merger Agreement”), among the Company, Abbott Laboratories, an Illinois corporation (“Abbott”), and Amber Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Abbot (“Merger Sub”), Merger Sub merged with and into the Company, and the Company became a wholly owned subsidiary of Abbott (the “Merger”).  In the Merger, each outstanding share of Common Stock (other than shares owned by the Company, any wholly owned subsidiary of the Company, Abbott or Merger Sub, and shares held by dissenting stockholders who properly exercise appraisal rights under Delaware law) was automatically converted into the right to receive $27.00 in cash, without interest and subject to any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of Common Stock reserved for issuance under the Plans that remain unissued on the Effective Date.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on April 21, 2010.

Facet Biotech Corporation

By:	/s/ Faheem Hasnain
Faheem Hasnain
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2010.

Signature	Title

President and Chief Executive Officer (Principal Executive Officer) and Director
/s/ Faheem Hasnain
Faheem Hasnain

Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Andrew Guggenhime
Andrew Guggenhime

/s/ Herb Cross	Vice President, Finance (Principal Accounting Officer)
Herb Cross

/s/ Thomas C. Freyman	Director
Thomas C. Freyman

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